Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Streamline Health Solutions, Inc.

Cincinnati, Ohio

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Streamline Health Solutions, Inc. of (i) our report dated August 2, 2012 relating to the audit of the financial statements of Meta Health Technology, Inc. for the years ended December 31, 2011 and 2010, which were filed with the Company’s Form 8-K/A on October 31, 2012 and (ii) our report dated November 11, 2011 relating to the audit of the financial statements of Interpoint Partners, LLC for the year ended December 31, 2010, which were filed with the Company’s Form 8-K/A on February 21, 2012.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

November 15, 2012